                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, DC 20549



                                  Form 8-K
                               Current Report




  Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                        Date of Report:  October 1, 1996




                        AT&T CAPITAL CORPORATION



A Delaware                 Commission File             I.R.S. Employer
Corporation                  No. 1-11237               No. 22-3211453





              44 Whippany Road, Morristown, New Jersey 07962-1983

                        Telephone Number (201) 397-3000





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                                              Form 8-K October 1, 1996

Item 1.  CHANGES IN CONTROL OF THE REGISTRANT

     On October 1, 1996, AT&T Capital Corporation (the "Registrant") consummated a merger (the "Merger") with Antigua Acquisition Corporation, a Delaware corporation ("Merger Sub"), pursuant to an Agreement and Plan of Merger (the "Merger Agreement") among the Registrant, AT&T Corp. ("AT&T"), the former indirect owner of approximately 86% of the Registrant's outstanding common stock, par value $.01 per share (the "Common Stock"), Hercules Limited, a Cayman Islands corporation ("Holdings"), and Merger Sub, a majority-owned subsidiary of Holdings. Pursuant to the Merger Agreement, Merger Sub was merged with and into the Registrant, with the Registrant continuing its corporate existence under Delaware law as the surviving corporation (the "Surviving Corporation"). As a result of the Merger, stockholders of the Registrant have the right to receive $45 in cash for each outstanding share of the Registrant's Common Stock (other than shares held by the Registrant or Holdings or any subsidiary of Holdings).

     Twenty-seven members of the Registrant's senior management (the "Management Offerees") were offered the opportunity to participate in the Management Share Exchange (as defined below). Immediately prior to the effective time of the Merger, Merger Sub consummated a share exchange (the "Management Share Exchange") with certain members of the Registrant's management (the "Management Investors"), including Thomas C. Wajnert, Chairman of the Board and Chief Executive Officer of the Registrant, and 23 other members of the Registrant's senior management, in which those Management Investors exchanged an aggregate of 650,441 shares of the Registrant's Common Stock (or approximately $29 million in value, based on the $45 per share price to which such Management Investors would have otherwise been entitled in connection with the Merger) for newly issued shares of Merger Sub's common stock of equal value (which became shares of Surviving Corporation's common stock upon consummation of the Merger). Of the three Management Offerees who did not elect to participate in the Management Share Exchange, two of such persons (both of whom participated in the Registrant's Corporate Leadership Team) ceased their employment with the Registrant after the consummation of the Merger.

     As a result of the Merger and the Management Share Exchange, all of the outstanding Common Stock of the Registrant is currently directly or indirectly owned by (i) the Management Investors and (ii) GRS Holding Company Limited, a private United Kingdom holding corporation engaged in the U.K. rail leasing business ("GRSH"), which on a fully diluted basis is approximately 85% beneficially owned by Nomura International plc ("Nomura"), a wholly owned subsidiary of The Nomura Securities Co., Ltd., and 9.5% beneficially owned by Babcock & Brown Holdings Inc., a San Francisco based leasing, asset and project financing advisory company. The Management Investors own approximately 3.3% of the Common Stock (or approximately 5.5% on a fully diluted basis), and GRSH indirectly owns approximately 96.7% of the Common Stock (or approximately 94.5% on a fully diluted basis).

     The total amount of funds required to consummate the Merger (the "Merger Consideration") was approximately $2,160 million, which amount represents the sum of the aggregate purchase price for the outstanding shares of the Registrant's Common Stock and the aggregate amount needed to cash-out the Registrant's stock options in accordance with the Merger





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
                                              Form 8-K October 1, 1996

Agreement. The Merger Consideration was funded by (i) a loan (the "Interim Loan") from Goldman Sachs Credit Partners L.P. in the amount of approximately $1,255 million, which loan bears interest at an annual fixed rate of 5.6375%, matures on October 30, 1996 and was repaid by the Registrant on October 15, 1996 from a portion of the proceeds of offerings of equipment receivable-backed securities by affiliates of the Registrant (the "Asset Securitization"), and
(ii) equity contributions (collectively, the "Equity Contributions") received from (a) capital contributions made to Merger Sub by Holdings in the aggregate amount of $871 million (b) the Management Share Exchange by the Management Investors of approximately $29 million and (c) the settlement of approximately $5 million of recourse loans to senior executives. The Interim Loan contains certain customary representations, warranties, defaults and covenants, including a restriction on dividend payments by the Registrant, as well as a mandatory prepayment requirement based on the Registrant's receipt of proceeds from the Asset Securitization.

     Following the effective time of the Merger, the Registrant's Board of Directors increased from two to six and includes Hiromi Yamaji, Guy Hands, John Appleton, Jeff Nash and David Banks, all of whom are currently officers, directors or affiliates of Nomura, and Thomas C. Wajnert, the Chairman of the Board and Chief Executive Officer of the Registrant. The current intention is that the Board of Directors of the Registrant will be increased shortly after the Merger to include a total of eight members, with at least one of the two additional directors being a person whose principal occupation is related to Nomura and/or Holdings or certain of their affiliates. Also, within three to six months after the Merger, the Board of Directors will be further increased to a total of eleven members, with at least two of the three additional directors expected to be persons independent of the Registrant, Nomura and Holdings.

     The Registrant anticipates that Nomura and certain of its affiliates will receive customary banking and other fees from the Surviving Corporation from time to time for services rendered to the Surviving Corporation and its affiliates, including, without limitation, securitization transactions, acquisitions, dispositions and other transactions.

     A copy of the Registrant's press release dated October 1, 1996 is attached hereto as Exhibit No. 99 and is incorporated herein by reference.

Item 5.  OTHER EVENTS

     In anticipation of a $200 million issuance of preferred securities by an affiliate of the Registrant, which is expected to close by October 31, 1996, this Form 8-K includes the Registrant's unaudited consolidated financial statements and related notes at and for the nine months ended September 30, 1996. In addition, unaudited pro forma financial statements and related explanatory notes reflecting the impact of the Merger and related transactions have been included under Item 7. Financial Statements and Exhibits of this Form 8-K. The unaudited pro forma consolidated balance sheet is presented assuming the Merger and the related transactions occurred as of September 30, 1996. The unaudited pro forma consolidated statements of income reflect the effects of the Merger and the related transactions as if the Merger and such related transactions had occurred on January 1, 1995.






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
                                              Form 8-K October 1, 1996


                  AT&T CAPITAL CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                (Dollars in Thousands, except per share amounts)
                                (Unaudited)

                        For the Three Months       For the Nine Months
                          Ended September 30,        Ended September 30,

                            1996         1995         1996        1995
                          --------    --------      --------    --------
Revenues:
 Finance revenue          $ 52,393    $ 46,793    $  149,357  $  127,825
 Capital lease revenue     169,148     150,427       492,357     428,097
 Rental revenue on
  operating leases (A)     179,894     141,800       505,380     411,169
 Equipment sales            24,012      10,375        72,608      27,356
 Other revenue, net         45,162      46,486       150,792     146,204
                          --------    --------     ---------   ---------
Total Revenues             470,609     395,881     1,370,494   1,140,651
                          --------    --------     ---------   ---------
Expenses:
 Interest                  120,288     106,086       350,359     300,891
 Operating and
  administrative           126,762     116,456       375,172     351,443
 Depreciation on
  operating leases         117,394      88,328       329,336     259,487
 Cost of equipment
  sales                     21,018       9,896        61,677      25,195
 Provision for credit
  losses                    22,918      20,681        71,454      60,359
                          --------    --------     ---------   ---------
Total Expenses             408,380     341,447     1,187,998     997,375
                          --------    --------     ---------   ---------

Income before income
 taxes                      62,229      54,434       182,496     143,276

Provision for income
 taxes                      21,762      21,962        67,206      57,810

                          --------    --------     ---------   ---------

Net Income                $ 40,467    $ 32,472     $ 115,290   $  85,466
                          ========    ========     =========   =========

                                 (Continued)







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
                                              Form 8-K October 1, 1996


              AT&T CAPITAL CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF INCOME
                             (Continued)
             (Dollars in Thousands, except per share amounts)
                             (Unaudited)


                           For the Three Months      For the Nine Months
                           Ended September 30,       Ended September 30,

                             1996         1995         1996        1995
                         --------     --------     --------     -------
  Earnings per common
  share and common share
  equivalent:

  Earnings Per Share     $    .85     $    .69    $   2.43     $   1.82
                         ========     ========    ========     ========

 Weighted average shares
 outstanding (thousands):  47,565       47,195      47,497       47,063
                         ========     ========    ========     ========

     (A) Includes $22,821 and $26,174 for the three months ended September 30, 1996 and 1995, respectively, and $67,224 and $66,398 for the nine months ended September 30, 1996 and 1995, respectively, from AT&T Corp.("AT&T") and its affiliates.


     The accompanying notes are an integral part of these consolidated financial statements.



















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
                                              Form 8-K October 1, 1996


                  AT&T CAPITAL CORPORATION AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS
                            (Dollars in Thousands)



                                        September 30,
                                            1996          December 31,
                                        (Unaudited)          1995
                                         ----------       ------------
ASSETS:
Cash and cash equivalents               $   18,574       $     3,961
Net investment in finance
 receivables                             2,017,835         1,800,636
Net investment in capital
 leases                                  6,503,112         6,187,131
Investment in operating
 leases, net of accumulated
 depreciation of $716,763 in
 1996 and $642,728 in 1995               1,284,868         1,117,636
Deferred charges and other assets          427,211           431,895
                                        ----------        ----------

Total Assets                           $10,251,600       $ 9,541,259
                                        ==========        ==========

LIABILITIES AND SHAREOWNERS' EQUITY:
Liabilities:
Short-term notes, less
 unamortized discount of
 $271 in 1996 and $9,698 in
 1995                                  $ 3,021,459       $ 2,212,351
Deferred income taxes                      498,927           555,296
Income taxes and other payables            545,467           581,000
Payables to AT&T and affiliates             71,478           360,429
Medium- and long-term debt               4,896,467         4,716,058
Commitments and contingencies
                                       -----------       -----------

Total Liabilities                      $ 9,033,798       $ 8,425,134
                                       -----------       -----------


                                  (Continued)








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
                                              Form 8-K October 1, 1996

                 AT&T CAPITAL CORPORATION AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS
                                 (Continued)
                           (Dollars in Thousands)



                                       September 30,
                                          1996             December 31,
                                       (Unaudited)            1995
                                      -------------        ------------
Shareowners' Equity:
Common stock, one cent par value:
 Authorized 100,000,000 shares,
 issued and outstanding, 47,097,447
 shares in 1996 and 46,968,810 shares
 in 1995                                $       471         $       470
Additional paid-in capital                  786,163             783,244
Recourse loans to senior executives         (20,923)            (20,512)
Foreign currency translation
  adjustments                                (2,804)             (2,173)
Retained earnings                           454,895             355,096
                                         ----------          ----------
Total Shareowners' Equity                 1,217,802           1,116,125
                                         ----------          ----------

Total Liabilities and
 Shareowners' Equity                    $10,251,600         $ 9,541,259
                                         ==========          ==========



        The accompanying notes are an integral part of these consolidated financial statements.










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
                                              Form 8-K October 1, 1996


                    AT&T CAPITAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (Dollars in Thousands)
                                     (Unaudited)


                                                    For The Nine Months
                                                    Ended September 30,

                                                   1996           1995*
                                               ----------     ----------

CASH FLOW FROM OPERATING ACTIVITIES:
Net income                                     $  115,290     $   85,466
Noncash items included in income:
   Depreciation and amortization                  344,459        303,412
   Deferred taxes                                 (17,034)        30,983
   Provision for credit losses                     71,454         60,359
   Gain on receivables securitizations             (5,041)             -
   Gain on SBA and other loan sales                (8,833)        (7,467)
(Increase) decrease in deferred charges and
   other assets                                   (63,976)        74,293
Decrease in income taxes and
   other payables                                (109,789)       (32,583)
Increase (decrease) in payables to AT&T and
   affiliates                                       1,782         (3,170)
                                               -----------    -----------

Net Cash Provided by Operating Activities         328,312        511,293
                                               -----------    -----------

CASH FLOW FROM INVESTING ACTIVITIES:
Purchase of businesses, net of cash acquired            -       (292,590)
Purchase of finance asset portfolios             (148,109)       (14,937)
Financings and lease equipment purchases       (4,170,561)    (3,819,016)
Principal collections from customers,
 net of amounts included in income              3,041,912      2,871,692
Cash proceeds from receivables securitizations    128,830         81,475
Cash proceeds from SBA and other loan sales       119,890         92,047

                                               -----------    -----------

Net Cash Used for Investing Activities        $(1,028,038)   $(1,081,329)
                                               -----------    -----------

                              (Continued)








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
                                              Form 8-K October 1, 1996


                  AT&T CAPITAL CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (Continued)
                          (Dollars in Thousands)
                                (Unaudited)

                                                   For The Nine Months
                                                   Ended September 30,

                                                   1996          1995*
                                               ------------  -----------

CASH FLOW FROM FINANCING ACTIVITIES:
Increase (decrease)in short-term notes, net     $  790,842   $  (224,397)
Additions to medium and long-term debt           1,288,102     1,604,370
Repayments of medium and long-term debt         (1,101,718)     (906,495)
(Decrease) increase in payables to AT&T
   and affiliates                                 (247,397)       56,164
Dividends paid                                     (15,490)      (14,070)
                                                 ---------     ---------
Net Cash Provided by Financing
 Activities                                        714,339       515,572
                                                 ---------     ---------

Net Increase (decrease) in Cash and Cash
   Equivalents                                      14,613       (54,464)

Cash and Cash Equivalents at Beginning of Period     3,961        54,464
                                                 ---------     ---------

Cash and Cash Equivalents at End of Period      $   18,574    $        0
                                                 =========     =========


Non-Cash Investing and Financing Activities:

   In the first nine months of 1996 and 1995, the Company entered into capital lease obligations of $24,456 and $20,496, respectively, for equipment that was subleased.

   In the first nine months of 1996 and 1995, the Company assumed debt of $3,384 and $472,952, respectively, in conjunction with acquisitions.


   * Certain 1995 amounts have been restated to conform to the 1996 presentation.

   The accompanying notes are an integral part of these consolidated financial statements.





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
                                              Form 8-K October 1, 1996

                    AT&T CAPITAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (Unaudited)

1.  Basis of Presentation

     The accompanying unaudited consolidated financial statements have been prepared by AT&T Capital Corporation and its subsidiaries ("AT&T Capital" or the "Company") pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC") and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations, financial position and cash flows for each period shown. The results for interim periods are not necessarily indicative of financial results for the full year. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and the current year's previously issued Form 10-Qs.

2.  Shareowners' Equity

     On April 19, 1996 and July 19, 1996, the Company's Board of Directors declared dividends of $.11 per share. The dividends were paid on May 31, 1996 and August 30, 1996, respectively, to shareowners of record as of the close of business on May 10, 1996 and August 9, 1996, respectively.

3.  Recent Pronouncements

     Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation". This statement establishes financial accounting and reporting standards for stock-based employee compensation plans. It allows companies to choose either 1) a fair value method of valuing stock-based compensation plans which will affect reported net income, or 2) to continue to follow the existing accounting rules for stock option accounting but disclose what the impacts would have been had the fair value method been adopted. The Company adopted the disclosure alternative which requires annual disclosure of the pro forma net income and earnings per share amounts assuming the fair value method was adopted on January 1, 1995. As a result, the adoption of this standard did not have any impact on the Company's consolidated financial statements.

     In June 1996, the Financial Accounting Standards Board issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value, if practical. It






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
                                              Form 8-K October 1, 1996

also requires that servicing assets and other retained interests in the transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and retained interests, if any, based on their relative fair values at the date of the transfer. This statement is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996 and application is prospective. Management does not expect the adoption of this standard to have a material impact on the Company's consolidated financial statements.

4.  Recent Events

      On September 20, 1995, AT&T announced a plan to pursue the public or private sale of its remaining 86% interest in AT&T Capital. On such date, AT&T also announced a plan to separate (the "Separation") into three publicly-held stand-alone global businesses (AT&T, Lucent Technologies Inc. ("Lucent") and NCR Corporation ("NCR"). In connection with the Separation, AT&T spun-off its entire remaining equity interest in Lucent to AT&T shareowners on September 30, 1996. The Separation is targeted by AT&T to be completed by the end of 1996, subject to certain conditions. For a more detailed discussion of AT&T's restructuring plans see Note 16 to the consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995.

     In the second quarter of 1996, the Company executed an Operating Agreement with each of Lucent and NCR, and entered into letter agreements with Lucent and NCR regarding the applicability to Lucent and NCR of specified provisions of the License Agreement and the Intercompany Agreement between the Company and AT&T. The full texts of such Operating Agreements and letter agreements with Lucent and NCR have been filed with the SEC.

     The Company has paid a sales assistance fee ("SAF") to Lucent, which fee is related to the volume of the Company's Lucent-related business. Under the terms of its Operating Agreement with the Company, Lucent is prohibited from accepting a SAF from any other provider of leasing services. In early 1996, following Lucent's request, the Company agreed to pay a substantial increase in the SAF for 1995, both as an absolute amount and as a percentage of volumes attributable to Lucent. After giving effect to the increase, the SAF paid by the Company to Lucent for 1995 was approximately double the 1994 fee. The Company and Lucent recently agreed to a modified formula for calculating the SAF for the remaining years of the term of Lucent's Operating Agreement (retroactive to January 1, 1996). The revised formula is expected to result in aggregate annual SAF which are approximately double the amounts that would have been paid if the pre-1995 formula had been maintained.

     On June 5, 1996, AT&T Capital entered into an Agreement and Plan of Merger ("the Merger Agreement") dated as of June 5, 1996, with AT&T, Hercules Limited ("Hercules") and Antigua Acquisition Corporation ("Antigua"). Hercules is owned by Hercules Holdings (UK) Limited, which in turn is a wholly-owned subsidiary of GRS Holding Company, Ltd., a U.K. rail leasing business.






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
                                              Form 8-K October 1, 1996

     On September 30, 1996 the Company, pursuant to a Gross Profit Tax Deferral Interest Free Loan Agreement (the "GPTD Agreement") between the Company and AT&T, made a payment of $247.4 million to AT&T for full repayment of such loans. The GPTD Agreement required the Company to repay such loans immediately prior to the Company no longer being a member of AT&T's consolidated group for federal income tax purposes. Also on September 30, 1996, pursuant to the Merger Agreement, the Company made a $35.0 million payment to AT&T in exchange for AT&T assuming all tax liabilities associated with Federal and combined state taxes for periods prior to the consummation of the merger ("the Merger").

5.  Subsequent Events

     On October 1, 1996, the Merger was consummated and AT&T Capital's shareowners received the rights to $45 in cash for each outstanding share of the Company's common stock. The total purchase price for the Company's outstanding shares and stock options was approximately $2,160 million. Upon consummation of the Merger, Merger Sub, a wholly-owned subsidiary of Hercules, was merged with and into the Company. In the future, it is expected that the Company will increase its utilization of lease and loan receivable securitizations as a source of debt financing. For the pro forma impacts of the Merger, refer to Item
7. Financial Statements and Exhibits included in this Form 8-K.

     The Merger and the related transactions had a significant impact on the Company's financial position and results of operations. Had the Merger and related transactions occurred on September 30, 1996, the Company's total assets, debt, total liabilities and shareowners' equity would have been $8.1 billion, $6.6 billion, $7.4 billion and $.7 billion, respectively, and the net income for the three and nine months ended September 30, 1996 would have been $86.0 million and $160.8 million, respectively. Such related transactions include: (i) Tax Deconsolidation from AT&T, as defined in the Company's 1995 Annual Report on Form 10-K, (ii) effects of an Internal Revenue Service Code of 1986, Section 338(h)(10) election, (iii) deferred tax effects relating to the Merger and the
Section 338(h)(10) election and similar elections under certain state and local laws, (iv) the $3.1 billion (Portfolio Assets of $3.4 billion, less residuals not securitized) securitization of lease and loan receivables (which includes $.3 billion of receivables previously sold and recently repurchased by the Company) which occurred on October 15, 1996, (v) the purchase of outstanding common stock pursuant to the Merger Agreement, and (vi) the issuance of short-term notes and the incurrence of liabilities for payments under certain benefit plans, other payments to certain employees and for Merger related transaction costs.

     The consolidated financial statements reflect, and the future consolidated financial statements of the Company will reflect, the historical cost of the Company's assets and liabilities. Adjustments to the Company's consolidated financial statements to reflect the fair value








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
                                              Form 8-K October 1, 1996

of the Company's assets and liabilities as of the merger date ("push down" accounting) will not be reflected due to the existence of substantial publicly traded debt of the Company.

Item 7.   FINANCIAL STATEMENTS AND EXHIBITS

(b)  Pro Forma Financial Information

     (1)  Unaudited Pro Forma Consolidated Balance Sheet as of September
          30, 1996

     (2) Unaudited Pro Forma Consolidated Statement of Income for the twelve months ended December 31, 1995

     (3) Unaudited Pro Forma Consolidated Statement of Income for the nine months ended September 30, 1996

(c) Exhibits

      2      Certificate of Merger, filed October 1, 1996.

      3(i) Restated Certificate of Incorporation of AT&T Capital Corporation, filed September 27, 1996.

       (ii) AT&T Capital Corporation Amended and Restated By-Laws, dated October 1, 1996.

     99      AT&T Capital Corporation Press Release issued October 1, 1996.








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
                                              Form 8-K October 1, 1996

                    AT&T Capital Corporation and Subsidiaries

                         UNAUDITED PRO FORMA FINANCIAL INFORMATION

        The following unaudited pro forma consolidated balance sheet and statements of income of AT&T Capital Corporation ("Capital" or the "Company") are based on the historical Consolidated Financial Statements of AT&T Capital Corporation and Subsidiaries at September 30, 1996 and for the nine months then ended and for the year ended December 31, 1995. On June 5, 1996, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement"). The Merger was consummated on October 1, 1996 (the "Merger"). The pro forma consolidated balance sheet is presented assuming the Merger and the related transactions (Tax Deconsolidation from AT&T, as defined in the Company's 1995 Annual Report on Form 10-K, effects of an Internal Revenue Code of 1986, Section 338(h)(10) election, deferred tax effects relating to the Merger and the Section 338(h)(10) election and similar elections under certain state and local laws, issuance of $200 million preferred securities of a consolidated entity, a $3.1 billion (Portfolio Assets of $3.4 billion, less residuals not securitized) initial securitization of lease and loan receivables (which includes $.3 billion of receivables previously sold and recently repurchased by the Company), the purchase of outstanding common stock pursuant to the Merger Agreement, the issuance of short-term notes to fund both payments under certain benefit plans and other payments to certain employees and Merger related transaction costs) occurred as of September 30, 1996. The pro forma consolidated statements of income reflect the effects of the Merger and the related transactions (Tax Deconsolidation from AT&T, an anticipated increase in the Company's borrowing costs, issuance of the above-mentioned preferred securities of a consolidated entity, the reduction in revenues and expenses associated with the above-mentioned securitization, the termination of certain contracts and agreements between the Company and AT&T which will increase operating and administrative expenses, and other increases in operating and administrative expenses) as if the Merger and such related transactions had occurred on January 1, 1995.

        The pro forma consolidated financial statements reflect, and the future consolidated financial statements of the Company will reflect, the historical cost of the Company's assets and liabilities. Adjustments to the Company's consolidated financial statements to reflect the fair value of the Company's assets and liabilities as of the Merger date ("push down" accounting) will not be made due to the existence of substantial publicly traded debt of the Company.

     The following pro forma financial information is unaudited and should be read in conjunction with the accompanying notes thereto and with the Consolidated Financial Statements included in the Company's 1995 Annual Report on Form 10-K, second quarter 1996 Quarterly Report on Form 10-Q and the consolidated financial statements included in Item 5 - Other Events included in this Form 8-K. The pro forma financial information is not necessarily indicative of either the financial position or the results of operations that would have been achieved had the Merger and the related transactions actually occurred on the dates referred to above, nor is it necessarily indicative of the results of future operations, because such unaudited pro forma financial information is based on estimates of financial effects that may prove to be inaccurate over time.

                                              Form 8-K October 1, 1996

                          AT&T CAPITAL CORPORATION AND SUBSIDIARIES
                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                            (Dollars in Thousands)

                                     September 30,  PRO FORMA
                                          1996(1)   ADJUSTMENTS(2)   PRO FORMA
                                       ----------   --------------   ---------
ASSETS:
Cash and cash equivalents              $   18,574                  $   18,574
Net investment in finance
 receivables                            2,017,835  $  (108,300)(7)  1,909,535
Net investment in capital
 leases                                 6,503,112   (2,725,900)(7)  3,777,212
Net investment in operating
 leases, net of accumulated
 depreciation                           1,284,868                   1,284,868
Deferred charges and other assets         427,211      167,150 (3)    860,861
                                                       266,500 (7)
Receivable from AT&T                            -      280,000 (3)    280,000
                                      -----------  ------------    ----------
               Total Assets           $10,251,600  $(2,120,550)    $8,131,050
                                      ===========  ============    ==========
LIABILITIES AND SHAREOWNERS' EQUITY:
Liabilities:
Short-term notes                      $ 3,021,459   $ (200,000)(4)  1,514,859
                                                        60,800 (5)
                                                        11,300 (6)
                                                    (1,378,700)(7)
Deferred income taxes                     498,927     (498,927)(3)          -
Income taxes and other payables           545,467      263,500 (3)    756,467
                                                       (32,700)(5)
                                                       (19,800)(7)
Payables to AT&T and affiliates            71,478                      71,478
Medium and long-term debt               4,896,467                   4,896,467
Commitments and contingencies
                                       ----------    --------      ----------
Total Liabilities                     $ 9,033,798   (1,794,527)    $7,239,271

Company-obligated preferred
securities of subsidiary                              $200,000 (4)   $200,000








                                   (Continued)

                                              Form 8-K October 1, 1996

                    AT&T CAPITAL CORPORATION AND SUBSIDIARIES
                  UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                             (Dollars in Thousands)
                                   (Continued)


                                     September 30, PRO FORMA
                                        1996  (1)  ADJUSTMENTS(2) PRO FORMA
                                     -----------   -------------- ---------
Shareowners' Equity:
Common stock                         $       471 $       429 (7)  $    900
Additional paid-in capital               786,163     682,577 (3)   624,206
                                                    (844,534)(7)
Recourse loans to senior executives      (20,923)      5,500 (7)   (15,423)
Foreign currency translation
  adjustments                             (2,804)                   (2,804)
Retained earnings                        454,895     (28,100)(5)    84,900
                                                     (11,300)(6)
                                                    (330,595)(7)
                                       ----------  ----------    ---------
Total Shareowners' Equity              1,217,802    (526,023)      691,779
                                       ----------  ----------    ---------
Total Liabilities and
 Shareowners' Equity                 $10,251,600 $(2,120,550)   $8,131,050
                                      ==========  ===========    =========





















The accompanying explanatory notes are an integral part of this pro forma consolidated balance sheet.

                                              Form 8-K October 1, 1996

                    AT&T CAPITAL CORPORATION AND SUBSIDIARIES
  EXPLANATORY NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              At September 30, 1996
                            (Dollars in Thousands)

(1) The historical balance sheet at September 30, 1996 reflects the issuance of short-term notes to (a) repay the $247.4 million interest-free loans AT&T Corp. ("AT&T") made to the Company pursuant to the Gross Profit Tax Deferral Interest Free Loan Agreement and (b) fund the payment of $35.0 million to AT&T in exchange for AT&T assuming all tax liabilities associated with Federal and combined state taxes for periods prior to the Merger.

(2) The pro forma consolidated balance sheet reflects a significant securitization of lease and loan receivables effected on October 15, 1996 in connection with the financing of the Merger but does not reflect the Company's proposed future strategy of increasing the periodic securitization of lease and loan receivables as a funding source subsequent to the Merger. The amount of lease and loan receivables currently anticipated to be securitized annually is expected to be approximately 30% of annual financing volumes.

(3) Reflects the election under Section 338(h)(10) of the Internal Revenue Service Code and similar elections under certain state and local laws. Under these elections the Merger is deemed to be an asset sale for tax purposes resulting in the Company being able to reflect its assets and liabilities at fair value for tax purposes (i.e. a step-up in basis), and the excess Merger consideration over book basis is tax deductible over time. Such an adjustment substantially eliminates existing deferred tax liabilities at the Merger date and creates a net deferred tax asset. The pro forma tax adjustment is calculated using an assumed combined Federal and state statutory income tax rate of approximately 39.0%.

In addition, AT&T has agreed to reimburse the Company for lost tax depreciation in the amount of approximately $280 million. The lost tax depreciation resulted from the Section 338 (h)(10) election and the related deemed sale of assets for tax purposes. This amount is offset by an increase in the Company's current tax liability. The Company is also entitled to a tax deduction for the cash-out of the Company's stock options by Hercules. The tax benefit of such payment is reflected as a reduction to the Company's current tax liability of $16.5 million.

(4) Reflects the issuance of $200 million preferred securities of a consolidated entity of the Company assuming that (i) the securities are perpetual in nature, and (ii) the net cash proceeds are used to repay short-term notes. This transaction is expected to occur by October 31, 1996.

(5) Reflects the issuance of short-term notes to fund the accelerated payout and additional amounts due under the Company's Share Performance Incentive Plan ("SPIP"), payments to certain officers of the Company to waive certain of their rights under the Company's Leadership Severance Plan and certain other termination and other payments and the related tax effect at the assumed combined Federal and state statutory income tax rate of 39.55%.

                                              Form 8-K October 1, 1996

(6) Reflects the issuance of short-term notes to fund the Company's Merger transaction costs of approximately $11.3 million.

(7) Reflects the $3.1 billion asset securitization of lease and loan receivables which occurred on October 15, 1996, the purchase of Company common stock, and the issuance of new common stock. The pro forma balance sheet reflects the associated: (i)reduction in the net investment in finance receivables and capital leases to reflect the assets sold, (ii) an increase in deferred charges and other assets reflecting the reclassification of equipment residual values associated with the assets sold and establishment of a cash collateral account,
(iii) a net reduction of short-term notes reflecting the cash proceeds received from the asset securitization net of the amount required to purchase Company common stock, (iv) a net decrease in income taxes and other payables to adjust securitization-related reserves, (vi) an increase in common stock to reflect the new capitalization structure of the Company, (vii) the reduction of additional paid in capital resulting from the retirement of common stock acquired, net of the effects of the Section 338(h)(10) election under the I.R.S. Code and the deferred tax effects relating to the Merger and such election, (viii) the reduction of recourse loans to senior executives to reflect the settlement of such loans, and (ix) the reduction of retained earnings to reflect the retirement of the Company common stock. Included in this asset securitization is a $24.0 million payment to Nomura for services provided and expenses incurred ($3.0 million of which was paid to Babcock & Brown) in connection with this securitization.

Proceeds of $1,255 million received under an Interim Loan together with the equity contribution relating to the Merger (approximately $860 million), were used to purchase outstanding common stock of the Company. The Interim Loan was repaid using a portion of the proceeds of the October 15, 1996 initial securitization.

                                              Form 8-K October 1, 1996

                   AT&T CAPITAL CORPORATION AND SUBSIDIARIES
                   UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                (Dollars in Thousands, except per share amounts)

                                     For the Year
                                         Ended
                                      December 31,  Pro Forma
                                         1995      Adjustments(1) Pro Forma
                                     ------------  -----------    ---------
Revenues:
 Finance revenue                      $  174,523   $ (13,500)(4)$  161,023
 Capital lease revenue                   586,141    (304,400)(4)   281,741
 Rental revenue on operating
  leases                                 560,964                   560,964
 Equipment sales                          48,724                    48,724
 Other revenue, net                      206,683      15,300 (4)   247,083
                                                      25,100 (5)
                                       ---------    ---------    ---------
Total Revenues                         1,577,035    (277,500)    1,299,535
                                       ---------    ---------    ---------
Expenses:
 Interest                                411,040       7,400 (2)   347,840
                                                     (70,600)(3)
Operating and
  administrative                         473,663       5,900 (6)   479,563
 Depreciation on operating
  leases                                 354,509                   354,509
 Cost of equipment sales                  43,370                    43,370
 Provision for credit
  losses                                  86,214                    86,214
                                       ---------    ---------    ---------
Total Expenses                         1,368,796     (57,300)    1,311,496
                                       ---------    ---------    ---------
Company-obligated preferred
   securities of subsidiary                           18,000 (7)    18,000

Income (Loss) before income taxes        208,239    (238,200)      (29,961)

Provision (benefit) for income taxes      80,684     (94,208)(8)   (13,524)
                                       ---------     --------    ----------
Net Income (Loss)                     $  127,555   $(143,992)   $  (16,437)
                                       =========    =========    ==========

Primary earnings (loss) per share     $      .60                $    (0.18)
                                       ---------                 ----------
Number of shares (000's) (9)             212,319                    90,000
                                       ---------                 ----------
Fully diluted earnings (loss) per
share                                 $      .60                $    (0.18)
                                       ---------                 ----------
Number of shares (000's) (9)             213,548                    92,158
                                       ---------                 ----------

The accompanying explanatory notes are an integral part of this pro forma consolidated income statement

                                              Form 8-K October 1, 1996

                        AT&T CAPITAL CORPORATION AND SUBSIDIARIES
               EXPLANATORY NOTES TO THE UNAUDITED PRO FORMA
                   CONSOLIDATED STATEMENT OF INCOME
                             For the Year Ended December 31, 1995
                                 (Dollars in Thousands)

(1) The unaudited pro forma consolidated statement of income for the year ended December 31, 1995 does not reflect the Company's proposed future strategy of increasing the periodic securitization of lease and loan receivables as a funding source subsequent to the Merger. The amount of lease and loan receivables currently anticipated to be securitized annually is expected to be 30% of annual financing volumes. In addition, the pro forma consolidated statement of income does not reflect nonrecurring items such as (i) the $84.9 million after-tax gain associated with the $3.1 billion securitization of lease and loan receivables, which occurred on October 15, 1996, (ii) the $28.1 million after-tax expense relating to accelerated payout of the Company's SPIP related to the Merger and other payments to certain officers of the Company, and (iii) the $11.3 million after-tax expense relating to the Company's Merger related and other transaction costs. See Notes 5, 6, and 7 to the pro forma consolidated balance sheet.

Since the recurring effects of securitizing lease and loan receivables as well as the underlying assumptions can be material, the following 1995 pro forma adjustments and pro forma net income would have resulted assuming (i) the gain relating to the October 15, 1996 asset securitization is included in the results of operations, (ii) various levels of such asset securitization, and (iii) other securitization and other pro forma assumptions have been adjusted for such change in securitization levels, but otherwise remain constant:

                                    For the Year
                                        Ended
                                    December 31,   Pro Forma
                                        1995      Adjustments     Pro Forma
                                     -----------  -----------    ----------

Net income, pro forma
adjustments and the pro
forma net income as shown
in the pro forma consolidated
statement of income for the
year ended December 31, 1995            $127,555  $(143,992)     $(16,437)
                                         =======   =========      =======
Securitization sensitivity (in
$250 million increments), including
the non-recurring gain:

$3,057 million                          $127,555  $ (59,100)     $ 68,455
$2,807 million                          $127,555  $ (57,900)     $ 69,655
$2,557 million                          $127,555  $ (56,400)     $ 71,155
$2,307 million                          $127,555  $ (54,800)     $ 72,755
$2,057 million                          $127,555  $ (53,200)     $ 74,355
$1,807 million                          $127,555  $ (51,600)     $ 75,955

      21                                           Form 8-K October 1, 1996

                     AT&T CAPITAL CORPORATION AND SUBSIDIARIES
              EXPLANATORY NOTES TO THE UNAUDITED PRO FORMA
                   CONSOLIDATED STATEMENT OF INCOME
                         For the Year Ended December 31, 1995
                                (Dollars in Thousands)
                            (Continued)

(2) The Merger will likely increase the Company's borrowing costs. While it is difficult to predict the response of investors to the Company's medium and long-term note and commercial paper programs and, therefore, it is difficult to quantify such effect of the Merger with reasonable accuracy, the Company has estimated an increase in borrowing costs of 20 basis points relating to its commercial paper program and 25 basis points relative to its medium and long-term debt issuances. The increase in interest expense was calculated using the 1995 average commercial paper balance outstanding and the 1995 issuances of medium and long-term debt multiplied by the respective incremental interest costs. To illustrate the Company's sensitivity to interest rates, had the increase in such borrowing costs been 10 basis points lower or higher than the above mentioned respective increases, the Company's interest expense adjustment would have been $4.1 million or $10.7 million, respectively.

(3) Reflects the net reduction of interest expense as a result of the following items, as adjusted for the increased borrowing costs as a result of the Merger. See (2) above.

                                                      Interest Expense
               Item                                   Increase (Decrease)
--------------------------------------------          -------------------
- Net proceeds from the proposed $3.1 billion
  asset securitization of lease and loan
  receivables and the issuance of preferred
  securities net of amounts used to purchase
  outstanding Company common stock                    $ (94,000)

- Repayment of the interest free loans AT&T
  made to the Company pursuant to the Gross
  Profit Tax Deferral Interest Free Loan
  Agreement*                                             14,600

- Securitization reserves recorded at
  present value                                           2,400

- Payment to AT&T to assume all tax
  liabilities of Federal and combined state
  taxes for periods prior to the Merger                   2,100

- Fund the accelerated payout and additional
  amounts due under the Company's SPIP
  and other payments                                      3,600

- Merger related and other transaction
  costs                                                     700
                                                      ---------

                                              Form 8-K October 1, 1996

                AT&T CAPITAL CORPORATION AND SUBSIDIARIES
              EXPLANATORY NOTES TO THE UNAUDITED PRO FORMA
                   CONSOLIDATED STATEMENT OF INCOME
                         For the Year Ended December 31, 1995
                                (Dollars in Thousands)
                            (Continued)


Net reduction in interest expense                     $ (70,600)
                                                      =========

  * The amount is calculated using the 1995 average outstanding interest-free loan balance.

(4) Reflects the net reduction in the Company's capital lease and finance revenue as a result of the securitization. In addition, the Company will recognize the interest income on the cash collateral account as well as the excess spread amount (since it was recorded at its present value) both of which are associated with such securitization.

(5) Reflects the recognition of the expected servicing fees associated with servicing the securitized lease and loan receivables.

(6) Reflects the incremental recurring costs in the Company's operating and administrative expenses, including services for telecommunications, certain information processing, travel, human resource, real estate, express mail and insurance services as a result of the Company no longer being entitled to the discounts applicable to AT&T and its subsidiaries or received directly from AT&T. In addition, the amount includes annual fees of $3.0 million that will be paid to Nomura.

(7) Reflects dividends to be paid on preferred securities issued by a consolidated entity of the Company.

(8) Reflects the tax effect of the foregoing estimated adjustments at the assumed combined Federal and state statutory income tax rate of 39.55%.

(9) The number of shares used for the historical earnings per share was restated to reflect the 4.5 to 1 stock split. The number of shares outstanding following the Merger was 90 million.

                                              Form 8-K October 1, 1996

                    AT&T CAPITAL CORPORATION AND SUBSIDIARIES
                 UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                (Dollars in Thousands, except per share amounts)

                                     For the Nine
                                     Months Ended
                                     September 30,  Pro Forma
                                        1996        Adjustments(1)Pro Forma
                                     ------------   -----------   ---------
Revenues:
 Finance revenue                      $  149,357   $  (7,300)(4)  $142,057
 Capital lease revenue                   492,357    (165,200)(4)   327,157
 Rental revenue on operating
  leases                                 505,380                   505,380
 Equipment sales                          72,608                    72,608
 Other revenue, net                      150,792       8,300 (4)   172,692
                                                      13,600 (5)
                                      ----------   ----------    ---------
Total Revenues                         1,370,494    (150,600)    1,219,894
                                      ----------   ----------    ---------
Expenses:
 Interest                                350,359       9,900 (2)   309,059
                                                     (51,200)(3)
Operating and
  administrative                         375,172       4,400 (6)   379,572
 Depreciation on operating
  leases                                 329,336                   329,336
 Cost of equipment
  sales                                   61,677                    61,677
 Provision for credit
  losses                                  71,454                    71,454
                                       ---------    ---------    ----------
Total Expenses                         1,187,998     (36,900)    1,151,098
                                       ---------    ---------    ---------
Company-obligated preferred
 securities of subsidiary                      -      13,500 (7)    13,500

Income (Loss) before income taxes        182,496    (127,200)       55,296

Provision (benefit) for income taxes      67,206     (50,308)(8)    16,898
                                        --------    ---------    ---------
Net Income (Loss)                       $115,290    $(76,892)    $  38,398
                                        ========    =========    =========

Primary Earnings Per Share              $    .54                 $    0.43
                                        --------                 ---------
Number of shares (000's) (9)             213,737                    90,000
                                        --------                 ---------
Fully diluted earnings per share        $    .54                 $    0.42
                                        --------                 ---------
Number of shares (000's) (9)             214,020                    92,158
                                        --------                 ---------

The accompanying explanatory notes are an integral part of this pro forma consolidated income statement.

                                              Form 8-K October 1, 1996

                    AT&T CAPITAL CORPORATION AND SUBSIDIARIES
                  EXPLANATORY NOTES TO THE UNAUDITED PRO FORMA
                       CONSOLIDATED STATEMENT OF INCOME
                For the Nine Months Ended September 30, 1996
                            (Dollars in Thousands)

(1) The unaudited pro forma consolidated statement of income for the nine months ended September 30, 1996 does not reflect the effects of the Company's proposed future strategy of increasing the periodic securitization of lease and loan receivables as a funding source subsequent to the Merger. The amount of lease and loan receivables currently anticipated to be securitized annually is expected to be 30% of annual financing volume. In addition, the September 30, 1996 pro forma consolidated income statement does not reflect non-recurring items. See Note 1 to the pro forma consolidated income statement for the year ended December 31, 1995 and Notes 5, 6, and 7 to the pro forma consolidated balance sheet.

Since the recurring effects of securitizing lease and loan receivables as well as the underlying assumptions can be material, Note 1 to the pro forma consolidated income statement for the year ended December 31, 1995 illustrates such sensitivity. In addition, the impacts of the October 15, 1996 initial securitization on the historical financial statements decreases over time as the balance of the securitized lease and loan receivables outstanding amortizes. For example, the reduction to finance and capital lease revenue for the nine months ended September 30, 1996 was less than three quarters of what the reduction was for the year ended 1995.

(2) The Merger will likely increase the Company's borrowing costs. While it is difficult to predict the response of investors to the Company's medium and long-term note and commercial paper programs and, therefore, it is difficult to quantify the effect of such Merger with reasonable accuracy, the Company has estimated an increase in borrowing costs of 20 basis points relating to its commercial paper program and 25 basis points relative to its medium and long term debt issuances. The increase in interest expense was calculated using the 1996 average commercial paper balance outstanding and the 1995 full year and the year-to-date September 30, 1996 issuances of medium and long-term debt multiplied by the respective incremental interest costs. To illustrate the Company's sensitivity to interest rates, had the increase in such borrowing costs been 10 basis points lower or higher than the above mentioned respective increases, the Company's interest expense adjustment would have been $5.7 million or $14.1 million, respectively.

(3) Reflects the net reduction of interest expense as a result of the following items, as adjusted for the increased borrowing costs as a result of the Merger. See (2) above.
                                                      Interest Expense
               Item                                   Increase (Decrease)
--------------------------------------------          -------------------
- Net proceeds from the proposed $3.1 billion
  asset securitization of lease and loan
  receivables and the issuance of preferred
  securities net of amounts used to
  purchase outstanding Company common stock               $ (67,700)

                                              Form 8-K October 1, 1996

- Repayment of the interest free loans
  AT&T made to the Company pursuant to
  the Gross Profit Tax Deferral Interest
  Free Loan Agreement*                                       10,600

- Securitization reserves recorded at
  present value                                               1,300

- Payment to AT&T to assume all tax
  liabilities of Federal and combined state
  taxes for periods prior to the Merger                       1,500

- Fund the accelerated payout and additional
  amounts due under the Company's SPIP and
  other payments                                              2,600

- Merger related and other transaction
  costs                                                         500
                                                          ---------

        Net reduction in interest expense                 $ (51,200)
                                                          =========

        * The amount is calculated using the 1996 average outstanding interest-free loan balance.

(4) Reflects the reduction in the Company's capital lease and finance revenue as a result of the securitization. In addition, the Company will recognize the interest income on the cash collateral account as well as the excess spread amount (since it was recorded at its present value) both of which are associated with such securitization.

(5) Reflects the recognition of the expected servicing fees associated with servicing the securitized lease and loan receivables.

(6) Reflects the incremental recurring costs in the Company's operating and administrative expenses, including services for telecommunications, certain information processing, travel, human resource, real estate, express mail and insurance services as a result of the Company no longer being entitled to the discounts applicable to AT&T and its subsidiaries or received directly from AT&T. In addition, the amount includes annual fees of $3.0 million that will be paid to Nomura.

(7) Reflects dividends to be paid on preferred securities issued by a consolidated entity of the Company.

(8) Reflects the tax effect of the foregoing estimated adjustments at the assumed combined Federal and state statutory income tax rate of 39.55%.

(9) The number of shares used for the historical earnings per share was restated to reflect the 4.5 to 1 stock split. The number of shares outstanding following the Merger was 90 million.

                                              Form 8-K October 1, 1996




                                SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                            AT&T CAPITAL CORPORATION






                                           /s/ Edward M. Dwyer
                                           -----------------------
                                       By: Edward M. Dwyer
                                           Senior Vice President and
                                           Chief Financial Officer



October 15, 1996

                                              Form 8-K October 1, 1996



                                  EXHIBIT INDEX


Exhibit No.

          2      Certificate of Merger, filed October 1, 1996.

          3(i) Restated Certificate of Incorporation of AT&T Capital Corporation, filed September 27, 1996.

           (ii) AT&T Capital Corporation Amended and Restated By-Laws, dated October 1, 1996.

         99      AT&T Capital Corporation Press Release issued October 1, 1996.